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                                                                      EXHIBIT 11


                             HELEN OF TROY LIMITED
                                AND SUBSIDIARIES

                   COMPUTATION OF NET EARNINGS PER SHARE (C)

 Fiscal Years Ended February 28, 1997, February 29, 1996 and February 28, 1995

Reconciliation of weighted average number of shares outstanding to amount used in earnings per share computations:

                                                                  1997                 1996            1995
                                                                  ----                 ----            ----
Primary Earnings per Share -

    Weighted average number of common shares
        outstanding (a)                                         13,038,786           12,917,028       12,703,130

    Assume exercise of options and warrants reduced
        by the number of shares which could have been
        purchased with the proceeds from exercise of
        such options and warrants (b)                              846,018              455,702          892,620

    Weighted average number of common shares
        outstanding as adjusted                                 13,884,804           13,372,730       13,595,750

    Net Earnings                                               $17,158,000          $13,057,000      $11,216,000

    Net Earnings per common share and common
        equivalent share                                       $      1.24          $       .98      $       .82

Fully Diluted Earnings per Share -
    Weighted average number of
        common shares outstanding (a)                           13,038,786           12,917,028       12,703,130

    Assume exercise of options and warrants reduced
        by the number of shares which could have been
        purchased with the proceeds from exercise of
        such options and warrants (b)                              969,968              543,382          962,262

    Weighted average number of common shares
        outstanding, as adjusted                                14,008,754           13,460,410       13,665,392

    Net earnings, as reported                                  $17,158,000          $13,057,000      $11,216,000

    Net earnings per common share, assuming full dilution      $      1.23          $       .97      $       .82


(a) Weighted average number of common shares outstanding during the fiscal years ended February 28, 1997, February 29, 1996 and February 28, 1995 were affected by the exercise of stock options for 178,275, 114,896 and 617,506 shares of common stock, respectively. Additionally, the weighted average number of common shares outstanding was affected as the Company repurchased and retired and no shares, no shares and 1,298,800 shares of its common stock during the fiscal years ended February 28, 1997 and February 29, 1996 and February 28, 1995, respectively.

(b) The number of shares which could have been purchased with the proceeds of exercise of stock options and warrants differs between primary and fully diluted due to the use of the Treasury Stock method. This method uses the average stock price for the year in the computation of primary earnings per share and the greater of the average or ending stock price for fully diluted earnings per share.

(c) This calculation is submitted in accordance with Securities Act of 1933 Release No. 5133.